Exhibit 99.1
news release
August 4, 2010

Employers Holdings, Inc. Reports Second Quarter Earnings and Announces Third Quarter Dividend

Key Highlights

●	Decreased underwriting and other operating expense $7.3 million or 22.5% in the second quarter and $11.5 million or 16.7% for the six months ended June 30, 2010
●	Continued positive net rate in California – California represented 51% of in-force premium at June 30, 2010
●	Continued favorable prior accident year development of $5.5 million in the quarter and $16.6 million for the six months ended June 30, 2010
●	Generated book value per share growth of 4.6% from $20.67 at December 31, 2009 to $21.63 at June 30, 2010

Reno, NV—August 4, 2010—Employers Holdings, Inc. (“EHI” or the “Company”) (NYSE:EIG) today reported second quarter 2010 net income of $16.5 million or $0.39 per share compared with $20.3 million or $0.44 per share in the second quarter of 2009, a decrease of $3.8 million or $0.05 per share.  Net income includes amortization of the deferred reinsurance gain related to the Loss Portfolio Transfer (“LPT”) Agreement. Consolidated net income before the impact of the LPT (the Company’s non-GAAP measure described below) was $12.1 million or $0.29 per share in the second quarter of 2010 compared with $16.0 million or $0.34 per share in the second quarter of 2009.

Net income for the six months ended June 30, 2010 was $32.6 million or $0.76 per share compared to $41.2 million or $0.87 per share for the six months ended June 30, 2009.  For the first six months of 2010, net income before the impact of the LPT was $23.9 million or $0.56 per share compared to $32.5 million or $0.68 per share for the same period in 2009.

Douglas D. Dirks, President and Chief Executive Officer of EHI, commented:  “Net premiums written declined 15.5% in the second quarter due to trends in employment and payrolls, rate decreases in some states, competition, and our continued underwriting discipline with a focus on the loss ratio. At June 30, 2010, our total payroll exposure declined approximately 16% year over year and 9% since December 31, 2009, with Florida and Wisconsin having the largest percentage declines for those periods among our largest states. At the end of the second quarter, our net rate, which is defined as total premium in-force divided by total insured payroll, declined just 2% since December 31, 2009 and 6% since June 30, 2009, reflecting continued benefits from positive net rate in California.”

Dirks continued: “We grew book value per share 4.6% since year-end 2009 as the result of higher retained earnings, net unrealized gains on investments and share repurchases. We repurchased 1.1 million shares of our common stock in the second quarter and 1.5 million shares in the first six months of this year. Year-to-date, our share repurchases had an average cost of $15.06 per share for a total cost of $21.9 million in 2010. We continue to return capital to shareholders as this week the Board of Directors declared a quarterly stock dividend of six cents per share for an annual dividend yield of approximately one and a half percent.”

The Company had a second quarter 2010 combined ratio of 101.9% (107.4% before the LPT), an increase of 4.5 percentage points from the second quarter of 2009 combined ratio of 97.4% (101.6% before the LPT).

Dirks further remarked: “In the second quarter of 2010, the 5.9 percentage point year-over-year increase in our loss ratio was largely the result of lower favorable prior accident year reserve development. Our underwriting and other operating expense ratio was essentially flat compared to the prior year’s quarter while the underlying underwriting and other operating expenses were 22.5% lower than the second quarter of last year.”

Looking ahead, Dirks concluded: “Our cost control efforts are resulting in an improvement in our underwriting and other operating expense ratio. We expect to see lower run rate underwriting and other operating expenses throughout the remainder of this year relative to last year, from staffing and other cost reductions. We expect to record a restructuring charge of $2.4 million related to workforce reductions in the third quarter of 2010. Additionally, in the third and fourth quarters of 2010, we expect to record restructuring charges of $1.3 million and $1.8 million, respectively, related to leases for facilities that we will vacate. For the remainder of 2010, we expect to generate salary and benefit savings of approximately $8.2 million, with net savings of $2.7 million. Beginning in 2011, we anticipate annualized savings of approximately $18.3 million, comprised of $17.0 million in salaries and benefits and $1.3 million in lease-related savings.”

Second Quarter, 2010

Second quarter net premiums written of $73.7 million decreased 15.5% compared to the second quarter of 2009. Net premiums earned decreased $26.1 million or 25.0% to $78.2 million in 2010 from $104.4 million in 2009.

Second quarter net investment income of $20.6 million decreased $2.4 million or 10.5% due to a 2.8% decrease in average invested assets compared to June 30, 2009. The small decrease in invested assets was driven by a $50 million reduction in debt in the fourth quarter of 2009 and the return of capital to shareholders through share repurchases and dividends.

Realized gains on investments in the second quarter of 2010 were $0.4 million compared to realized losses of $0.4 million in the second quarter of 2009 due to other-than-temporary impairments on equity securities.

Second quarter losses and LAE decreased 16.7% to $45.0 million in 2010 from $54.1 million in 2009. Second quarter losses and LAE before the LPT decreased 15.5% to $49.4 million from $58.5 million in the second quarter of 2009. Favorable prior accident year development in the second quarter of 2010 was $5.5 million compared with $15.7 million in the second quarter of 2009. Current accident year loss estimates were 70.2% and 71.0% in the second quarters of 2010 and 2009, respectively.

In the second quarter of 2010, commission expense decreased to $9.2 million from $13.2 million in the second quarter of 2009 as a result of lower premiums earned.

Dividends to policyholders of $0.3 million decreased $1.5 million relative to the prior year’s quarter due to lower premium levels on dividend policies in Florida and Wisconsin and fewer policies eligible for dividend payments.

Second quarter 2010 underwriting and other operating expenses decreased 22.5% to $25.1 million from $32.5 million in the second quarter of 2009 largely as a result of cost control efforts including staff reductions and favorable adjustments to accruals for premium taxes and bad debt expense.

Income taxes of $1.6 million were $1.7 million lower than last year’s second quarter largely due to lower pre-tax income. Relatively stable tax-exempt income drove the effective tax rate down, from 14.0% in the second quarter of 2009 to 9.0% in the second quarter of 2010.

Year-to-Date 2010

Net premiums earned of $157.5 million in the first six months of the year declined 27.1% compared to the same period in 2009. Policy count at June 30, 2010 decreased 4.2% to 43,333 from 45,226 at June 30, 2009. Policy count declined by 821 policies or 1.9% since December 31, 2009.

For the six months ended June 30, 2010, net investment income of $41.9 million decreased 9.6% or $4.5 million due largely to a 2.6% decrease in average invested assets. Realized gains on investments were $0.9 million compared with realized losses of $2.5 million for the six months ended June 30, 2009 due to other-than-temporary impairments on equity securities.

The fair market value of invested assets was $2.0 billion at June 30, 2010 with an average pre-tax yield of 4.3%, a tax equivalent yield of 5.5% and a duration of 4.8. A list of portfolio securities by CUSIP as of June 30, 2010 will be included in the “Investors” section of EHI’s web site at www.employers.com.

In the first six months of 2010, losses and LAE decreased 24.7% to $85.3 million from $113.3 million at June 30, 2009. Before the impact of the LPT, losses and LAE was $94.1 million and $122.0 million for the six months ended June 30, 2010 and 2009, respectively. Favorable prior accident year loss development was $16.6 million in the first six months of 2010 compared to $29.2 million for the same period in 2009, a decrease of $12.6 million.

Commission expense for the first six months of 2010 decreased to $19.1 million from $26.9 million for the same period in 2009 due to lower premiums earned.

For the first six months of 2010, underwriting and other operating expense was $57.4 million compared with $68.9 million in 2009, a reduction of $11.5 million or 16.7%. In the first six months of 2010, the Company incurred total one-time restructuring charges of

$0.9 million compared with integration and restructuring charges of $4.3 million for the same period in 2009.

Income taxes in the first six months of 2010 were $1.1 million with an effective tax rate of 3.3% largely due to lower pre-tax income, of which 85.4% was non-taxable. Please see “Note 5. Income Taxes” in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2010 for a reconciliation of federal corporate income tax rates to the Company’s effective tax rates for the six months ended June 30, 2010 and 2009.

As of June 30, 2010, total stockholders’ equity increased to $521.3 million from $498.4 million at December 31, 2009. Equity, including the deferred reinsurance gain related to the LPT, increased 1.6% to $901.1 million from $887.0 million at December 31, 2009. As of June 30, 2010, book value (total stockholders’ equity including the deferred reinsurance gain – LPT Agreement) per share, increased 4.6% to $21.63 from $20.67 at December 31, 2009.

Through June 30, 2010, EHI repurchased an aggregate of 1,453,930 shares of common stock at an average price of $15.06 per share for a total of $21.9 million. At the end of June 2010, approximately $28.1 million remained of the $50 million share repurchase program authorized by the Board of Directors, which authorization extends through December 31, 2010.

It is currently expected that the liquidity needs of the holding company for the next 24 months will be met with cash, maturing investments, and dividends from EHI’s insurance subsidiaries. In the second quarter of 2010, EHI’s Nevada operating subsidiary received, from the Nevada Commissioner of Insurance, approval to pay extraordinary dividends from “special surplus” (related to the LPT) to the holding company. In early June 2010, $150.0 million in extraordinary dividends were up-streamed to the holding company. As a result, any additional dividends paid by the Nevada operating subsidiary through June 3, 2011 will require prior approval by the Nevada Commissioner of Insurance.

In addition, this week, the Board of Directors declared a third quarter cash dividend of six cents per share. The dividend is payable on September 1, 2010 to shareholders of record as of August 18, 2010.

Conference Call and Web Cast, Form 10-Q

The Company will host a conference call on Thursday, August 5, 2010 at 10:30 a.m. Pacific Daylight Time. The conference call will be available via a live web cast on the Company’s web site at www.employers.com. An archived version will be available following the call. The conference call replay number is (888) 286-8010 with a passcode of 78105146. International callers may dial (617) 801-6888.

EHI will file its Quarterly Report on Form 10-Q for the period ended June 30, 2010, with the Securities and Exchange Commission (“SEC”) on Thursday, August 5, 2010. The Form 10-Q will be available without charge through the EDGAR system at the SEC's web site, www.sec.gov, and will also be posted on the Company's web site, www.employers.com, and is accessible through the “Investors” link.

Discussion of Non-GAAP Financial Measures

This earnings release includes non-GAAP financial measures used to analyze the Company’s operating performance for the periods presented.

These non-GAAP financial measures exclude impacts related to the LPT Agreement deferred reinsurance gain. The 1999 LPT Agreement was a non-recurring transaction that does not result in ongoing cash benefits and, consequently, the Company believes these non-GAAP measures are useful in providing shareholders and management a meaningful understanding of the Company’s operating performance. In addition, these measures, as defined, are helpful to management in identifying trends in the Company’s performance because the items excluded have limited significance in current and ongoing operations.

The Company strongly urges shareholders and other interested persons not to rely on any single financial measure to evaluate its business. The non-GAAP measures are not a substitute for GAAP measures and investors should be careful when comparing the Company’s non-GAAP financial measures to similarly titled measures used by other companies.

Net Income before impact of the deferred reinsurance gain – LPT Agreement.   Net income less (i) amortization of deferred reinsurance gain—LPT Agreement and (ii) adjustments to LPT Agreement ceded reserves.

Deferred reinsurance gain—LPT Agreement.   This reflects the unamortized gain from the LPT Agreement. Under GAAP, this gain is deferred and amortized using the recovery method, whereby the amortization is determined by the proportion of actual reinsurance recoveries to total estimated recoveries, and the amortization is reflected in losses and LAE.

Gross Premiums Written.  Gross premiums written is the sum of both direct premiums written and assumed premiums written before the effect of ceded reinsurance. Direct premiums written represents the premiums on all policies the Company’s insurance subsidiaries have issued during the year. Assumed premiums written represents the premiums that the insurance subsidiaries have received from an authorized state-mandated pool.

Net Premiums Written.  Net premiums written is the sum of direct premiums written and assumed premiums written less ceded premiums written. Ceded premiums written is the portion of direct premiums written that are ceded to reinsurers under reinsurance contracts. The Company uses net premiums written, primarily in relation to gross premiums written, to measure the amount of business retained after cession to reinsurers.

Losses and LAE before impact of the deferred reinsurance gain – LPT Agreement.   Losses and LAE less (i) amortization of deferred reinsurance gain—LPT Agreement and (ii) adjustments to LPT Agreement ceded reserves.

Losses and LAE Ratio.  The losses and LAE ratio is a measure of underwriting profitability. Expressed as a percentage, it is the ratio of losses and LAE to net premiums earned.

Commission Expense Ratio. Commission expense ratio is the ratio (expressed as a percentage) of commission expense to net premiums earned.

Underwriting and Other Operating Expense Ratio. The underwriting and other operating expense ratio is the ratio (expressed as a percentage) of underwriting and other operating expense to net premiums earned.

Combined Ratio. The combined ratio represents a summary percentage of claims and expenses to net premiums earned. The combined ratio is the sum of the losses and LAE ratio, the commission expense ratio, the policyholder dividends ratio and the underwriting and other operating expense ratio.

Combined Ratio before impacts of the deferred reinsurance gain – LPT Agreement.  Combined ratio before impacts of LPT is the GAAP combined ratio before (i) amortization of deferred reinsurance gain—LPT Agreement and (ii) adjustments to LPT Agreement ceded reserves.

Equity including deferred reinsurance gain—LPT Agreement.   Equity including deferred reinsurance gain—LPT is total equity plus the deferred reinsurance gain—LPT Agreement.

Book value per share.   Equity including deferred reinsurance gain—LPT Agreement divided by number of shares outstanding.

Forward-Looking Statements

In this press release, the Company and its management discuss and make statements based on currently available information regarding their intentions, beliefs, current expectations, and projections regarding the Company’s future operations and performance.  Certain of these statements may constitute "forward-looking" statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and are often identified by words such as "may," "will," "could," "would," "should," "expect," "plan," "anticipate," "target," "project," "intend," "believe," "estimate," "predict," "potential," "pro forma," "seek," "likely," or "continue," or other comparable terminology and their negatives.

EHI and its management caution investors that such forward-looking statements are not guarantees of future performance. Risks and uncertainties are inherent in EHI’s future performance. Factors that could cause the Company’s actual results to differ materially from those indicated by such forward-looking statements include, among other things, those discussed or identified from time to time in our public filings with the SEC, including the risks detailed in the Company's Quarterly Reports on Form 10-Q and the Company’s Annual Reports on Form 10-K.

All forward-looking statements made in this press release reflect EHI’s current views with respect to future events, business transactions and business performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. The business of EHI could be affected by, among other things, competition, pricing and policy term trends, the levels of new and renewal business achieved, market acceptance, changes in demand, the frequency and severity of catastrophic events, actual loss experience, uncertainties in the loss reserving and claims settlement process, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments, the amount and timing of reinsurance recoverables, credit developments among reinsurers, changes in the cost or availability of reinsurance, market developments (including adverse developments in financial markets as a result of, among other things, changes in local, regional or national economic conditions and volatility and deterioration of financial markets), credit and other risks associated with EHI’s investment activities, significant changes in investment yield rates, rating agency action, possible terrorism or the outbreak and effects of war and economic, political, regulatory, insurance and reinsurance business conditions, relations with and performance of employees and agents, and other factors identified in EHI’s filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.

The SEC filings for EHI can be accessed through the “Investors” link on the Company’s website, www.employers.com, or through the SEC's EDGAR Database at www.sec.gov (EHI EDGAR CIK No. 0001379041). EHI assumes no obligation to update this release or the information contained herein, which speaks as of the date issued.

CONTACT:
Media: Ty Vukelich, (775) 327-2677, tvukelich@employers.com.
Analysts: Vicki Erickson, (775) 327-2794, verickson@employers.com.

Copyright © 2010 EMPLOYERS. All rights reserved. EMPLOYERS® and America’s small business insurance specialist. ® are registered trademarks of Employers Insurance Company of Nevada. Employers Holdings, Inc. is a holding company with subsidiaries that are specialty providers of workers’ compensation insurance and services focused on select, small businesses engaged in low to medium hazard industries. Insurance subsidiaries include Employers Insurance Company of Nevada, Employers Compensation Insurance Company, Employers Preferred Insurance Company, and Employers Assurance Company, all rated A- (Excellent) by A.M. Best Company.  Additional information can be found at: http://www.employers.com.

Employers Holdings, Inc.
Consolidated Statements of Income
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Revenues	(unaudited)
Gross premiums written	$76,421	$89,842	$158,798	$216,687
Net premiums written	$73,725	$87,200	$153,499	$210,629
Net premiums earned	$78,235	$104,381	$157,526	$215,981
Net investment income	20,648	23,064	41,903	46,370
Realized gains (losses) on investments, net	352	(392)	892	(2,504)
Other income	207	59	207	205
Total revenues	99,442	127,112	200,528	260,052

Expenses
Losses and loss adjustment expenses	45,045	54,100	85,333	113,262
Commission expense	9,176	13,229	19,081	26,887
Dividends to policyholders	323	1,861	1,802	3,879
Underwriting and other operating expense	25,143	32,452	57,410	68,936
Interest expense	1,620	1,825	3,200	3,784
Total expenses	81,307	103,467	166,826	216,748

Net income before income taxes	18,135	23,645	33,702	43,304
Income taxes	1,636	3,300	1,106	2,104
Net income	$16,499	$20,345	$32,596	$41,200

Reconciliation of net income to net income before impact of LPT Agreement
Net income	$16,499	$20,345	$32,596	$41,200
Less: Impact of LPT Agreement Amortization of deferred reinsurance gain – LPT Agreement	4,371	4,361	8,722	8,709
Net income before LPT Agreement	$12,128	$15,984	$23,874	$32,491

Employers Holdings, Inc
Consolidated Statements of Income
 (in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(unaudited)
Net income	$16,499	$20,345	$32,596	$41,200

Earnings per common share
Basic	$0.39	$0.44	$0.76	$0.87
Diluted	$0.39	$0.44	$0.76	$0.87

Weighted average shares outstanding
Basic	42,472,737	46,465,611	42,613,952	47,515,302
Diluted	42,605,679	46,505,735	42,710,395	47,549,966

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(unaudited)
Earnings per common share
Basic	$0.39	$0.44	$0.76	$0.87
Diluted	$0.39	$0.44	$0.76	$0.87

Earnings per common share attributable to the LPT Agreement
Basic	$0.10	$0.10	$0.20	$0.19
Diluted	$0.10	$0.10	$0.20	$0.19

Earnings per common share before the LPT Agreement
Basic	$0.29	$0.34	$0.56	$0.68
Diluted	$0.29	$0.34	$0.56	$0.68

Employers Holdings, Inc.
Consolidated Balance Sheets
(in thousands, except share data)

	As of June 30, 2010	As of December 31, 2009
Assets	(unaudited)
Available for sale:
Fixed maturity securities at fair value (amortized cost $1,815,419 at June 30, 2010 and $1,859,074 at December 31, 2009)	$1,947,757	$1,960,292
Equity securities at fair value (cost $40,103 at June 30, 2010 and $39,936 at December 31, 2009)	64,579	69,268
Total investments	2,012,336	2,029,560

Cash and cash equivalents	193,149	191,572
Accrued investment income	22,535	23,055
Premiums receivable, less bad debt allowance of $9,217 at June 30, 2010 and $9,879 at December 31, 2009	109,377	119,976
Reinsurance recoverable for:
Paid losses	12,900	13,673
Unpaid losses, less allowance of $1,269 at June 30, 2010 and $1,335 at December 31, 2009	1,031,947	1,051,170
Funds held by or deposited with reinsureds	80,094	82,339
Deferred policy acquisition costs	32,950	33,695
Federal income taxes recoverable	8,489	4,092
Deferred income taxes, net	28,069	43,502
Property and equipment, net	14,011	13,059
Intangible assets, net	14,237	15,442
Goodwill	36,192	36,192
Other assets	17,956	19,326
Total assets	$3,614,242	$3,676,653

Liabilities and stockholders’ equity
Claims and policy liabilities:
Unpaid losses and loss adjustment expenses	$2,359,362	$2,425,658
Unearned premiums	154,660	158,577
Policyholders’ dividends accrued	6,631	7,958
Total claims and policy liabilities	2,520,653	2,592,193

Commissions and premium taxes payable	18,352	20,763
Accounts payable and accrued expenses	19,808	19,033
Deferred reinsurance gain—LPT Agreement	379,852	388,574
Notes payable	132,000	132,000
Other liabilities	22,314	25,691
Total liabilities	$3,092,979	$3,178,254

Employers Holdings, Inc.
Consolidated Balance Sheets
(in thousands, except share data)
(continued)

	As of June 30, 2010	As of December 31, 2009
Commitments and contingencies	(unaudited)

Stockholders’ equity:
Common stock, $0.01 par value; 150,000,000 shares authorized; 53,772,585 and 53,563,299 shares issued and 41,663,521 and 42,908,165 shares outstanding at June 30, 2010, and December 31, 2009, respectively	$538	$536
Preferred stock, $0.01 par value; 25,000,000 shares authorized; none issued	—	—
Additional paid-in capital	312,007	311,282
Retained earnings	293,971	266,491
Accumulated other comprehensive income, net	100,361	83,812
Treasury stock, at cost (12,109,064 shares at June 30, 2010 and 10,655,134 shares at December 31, 2009)	(185,614)	(163,722)
Total stockholders’ equity	521,263	498,399
Total liabilities and stockholders’ equity	$3,614,242	$3,676,653

Book value per share

Equity including deferred reinsurance gain – LPT
Total stockholders’ equity	$521,263	$498,399
Deferred reinsurance gain – LPT Agreement	379,852	388,574
Total equity including deferred reinsurance gain – LPT Agreement (A)	$901,115	$886,973

Shares outstanding (B)	$41,663,521	$42,908,165

Book value per share (A * 1000) / B	$21.63	$20.67

Employers Holdings, Inc.
Consolidated Statements of Cash Flows
(in thousands)

	Six Months Ended June 30,
	2010	2009
	(unaudited)
Operating activities
Net income	$32,596	$41,200
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,864	5,710
Stock-based compensation	1,950	2,037
Amortization of premium on investments, net	3,150	2,200
Allowance for doubtful accounts	(728)	1,414
Deferred income tax expense	4,348	3,862
Realized (gains) losses on investments, net	(892)	2,504
Realized losses on retirement of assets	106	60
Change in operating assets and liabilities:
Accrued investment income	520	182
Premiums receivable	11,261	3,461
Reinsurance recoverable on paid and unpaid losses	20,062	19,833
Funds held by or deposited with reinsureds	2,245	2,578
Federal income taxes	(4,397)	5,042
Unpaid losses and loss adjustment expenses	(66,296)	(36,031)
Unearned premiums	(3,917)	(8,161)
Accounts payable, accrued expenses and other liabilities	(3,241)	(3,808)
Deferred reinsurance gain–LPT Agreement	(8,722)	(8,709)
Other	(1,670)	7,349
Net cash (used in) provided by operating activities	(9,761)	40,723

Investing activities
Purchase of fixed maturities	(63,285)	(129,101)
Purchase of equity securities	(455)	(154)
Proceeds from sale of fixed maturities	60,590	38,024
Proceeds from sale of equity securities	568	3,276
Proceeds from maturities and redemptions of investments	43,812	101,463
Cash paid for acquisition, net of cash and cash equivalents acquired	—	(100)
Capital expenditures and other, net	(1,661)	(2,880)
Net cash provided by investing activities	39,569	10,528

Financing activities
Acquisition of treasury stock	(21,892)	(31,290)
Cash transactions related to stock-based compensation	(1,229)	(123)
Dividend paid to stockholders	(5,110)	(5,700)
Net cash used in financing activities	(28,231)	(37,113)

Net increase in cash and cash equivalents	1,577	14,138
Cash and cash equivalents at the beginning of the period	191,572	202,893
Cash and cash equivalents at the end of the period	$193,149	$217,031

Employers Holdings, Inc.
Calculation of Combined Ratio before the Impact of the LPT Agreement
(in thousands, except for percentages)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(unaudited)

Net premiums earned	$78,235	$104,381	$157,526	$215,981

Losses and loss adjustment expenses	$45,045	$54,100	$85,333	$113,262
Loss & LAE ratio	57.7%	51.8%	54.3%	52.4%

Amortization of deferred reinsurance gain – LPT	$4,371	$4,361	$8,722	$8,709
Impact of LPT	5.6%	4.2%	5.5%	4.0%
Loss & LAE before impact of LPT	$49,416	$58,461	$94,055	$121,971
Loss & LAE ratio before impact of LPT	63.2%	56.0%	59.7%	56.5%

Commission expense	$9,176	$13,229	$19,081	$26,887
Commission expense ratio	11.7%	12.7%	12.1%	12.5%
Dividends to policyholders	323	1,861	1,802	3,879
Policyholder dividend ratio	0.4%	1.8%	1.1%	1.8%

Underwriting & other operating expense	$25,143	$32,452	$57,410	$68,936
Underwriting & other operating expense ratio	32.1%	31.1%	36.4%	31.9%

Total expense	$79,687	$101,642	$163,626	$212,964
Combined ratio	101.9%	97.4%	103.9%	98.6%

Total expense before impact of the LPT	$84,058	$106,003	$172,348	$221,673
Combined ratio before the impact of the LPT	107.4%	101.6%	109.4%	102.6%